Exhibit 99.8

MEDecision to be Acquired by Health Care Service Corporation

MEDecision to operate independently and continue to pursue focus on development, execution and customers

WAYNE, Pa. — June 18, 2008 — MEDecision, Inc. (Nasdaq: MEDE), a leading provider of collaborative health care management solutions, today announced that it has reached a merger agreement pursuant to which Health Care Service Corporation (HCSC), which operates Blue Cross and Blue Shield plans in Illinois, New Mexico, Oklahoma and Texas, will acquire all of the outstanding shares of MEDecision common stock for $7.00 per share in cash. The transaction is valued at approximately $121 million, including consideration paid to holders of outstanding options and warrants.

Subsequent to the completion of the acquisition, MEDecision will remain an independent company dedicated to the needs of all health plans and will maintain its own brand identity. The company will continue to pursue development and implementation of its Alineo™ and Nexalign™ collaborative health care management solutions. Moreover, the transaction will strengthen MEDecision’s ability to provide market-leading services to the country’s leading health plans.

The Boards of Directors of both companies have unanimously approved the transaction. Additionally, holders of approximately 45% of the outstanding MEDecision common stock have entered into agreements with HCSC to vote in favor of the transaction. Closing of the transaction is expected late in the third quarter or early in the fourth quarter of 2008, subject to approval by MEDecision shareholders and customary regulatory and other conditions. MEDecision was advised on the transaction by Lazard.

“This transaction will deliver substantial current value to our shareholders and is a significant milestone for MEDecision and a very positive step forward in our evolution as a company,” said MEDecision Founder and Chief Executive Officer David St.Clair. “It underscores the strength of our collaborative health care management solutions, Alineo™ and Nexalign™. It also validates our vision of the health care industry and will enable us to further expand our technology development and strengthen our focus on customer service and satisfaction.”

“HCSC is committed to promoting accessible, cost-effective, quality health care through innovation and collaboration,” said Pat Hemingway Hall, President and Chief Operating Officer of Health Care Service Corporation. “We are excited about joining forces with MEDecision who for two decades has demonstrated this same commitment to improving overall health outcomes with creative solutions that foster collaborative relationships between patients, payers and providers.”

About HCSC

Health Care Service Corporation, a Mutual Legal Reserve Company, is the largest customer-owned health insurer in the United States and the fourth largest health insurer in the country overall, with 12.4 million members in its Blue Cross and Blue Shield plans in Illinois, New Mexico, Oklahoma and Texas. The company is an independent licensee of the Blue Cross and Blue Shield Association. HCSC also has a rating of AA- (Very Strong) from Standard and Poor’s, Aa3 (Excellent) from Moody’s and A+ (Superior) from A.M. Best Company.

About MEDecision

MEDecision offers collaborative health care management solutions that provide a simplified and smart way to manage the health of members and member populations which can improve the quality and affordability of care. Based on state-of-the-art technology, MEDecision’s solutions include Alineo™, a collaborative health care management platform for managing case, disease and utilization management and Nexalign™, a collaborative health care information exchange service. MEDecision believes that, in the aggregate, its health care payer customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information, please visit www.MEDecision.com.

MEDecision

Tracey Kohler Costello

(610) 540-0202

Tracey.Costello@MEDecision.com

Or

Health Care Service Corporation

Mark Lane

(972) 766-1738

mark_lane@hcsc.net

Or

FD Ashton Partners

Patrick Van de Wille

(312) 553-6704

patrick.vandewille@fdashtonpartners.com

Forward-Looking Statement

This release contains, and the conference call will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements about the expected timing, completion and effects of the proposed merger between MEDecision and HCSC. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. MEDecision may not be able to complete the proposed merger because of a number of factors, including, among other things, the failure to obtain shareholder approval or the failure to satisfy other closing conditions. Other risks and uncertainties that may affect forward-looking statements are described in the “Risk Factors” section and elsewhere in the company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (SEC) on March 28, 2008 and the company’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission (SEC) on May 9, 2008. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Additional Information About the Merger and Where to Find It

MEDecision will file with the Securities and Exchange Commission (the “SEC”), and furnish to its shareholders, a proxy statement soliciting proxies for the meeting of its shareholders to be called with respect to the proposed merger between MEDecision and HCSC. MEDecision SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THEM BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. MEDecision shareholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at www.sec.gov. MEDecision shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents by directing a request by mail or telephone to MEDecision, Inc., 601 Lee Road, Chesterbrook Corporate Center, Wayne, Pennsylvania 19087, Attention: Corporate Secretary, telephone: (610) 540-0202, or from MEDecision’s Web site, www.MEDecision.com.

MEDecision and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from shareholders of MEDecision with respect to the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in MEDecision’s proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of MEDecision common stock as of March 28, 2008 is also set forth in MEDecision’s proxy statement for its 2008 Annual Meeting of Shareholders, which was filed with the SEC on April 23, 2008.

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. Other product and brand names are trademarks of their respective owners. MEDE-E

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